Exhibit 9(vi) under Form N-1A
                                             Exhibit 10 under Item 601/Reg. S-K
                       SUPERVISED SERVICE COMPANY, INC.

                     Boston         Chicago        Kansas City

April 4, 1995

BayFunds                           VIA AIRBORNE EXPRESS
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

As we have advised you, Supervised Service Company, Inc. (SSC) has entered an agreement to sell substantially all of its assets, including its mutual fund transfer agency business to DST Systems, Inc. (DST). DST has agreed to assume and perform all of SSC's obligations under the Transfer Agency Agreement between BAYFUNDS and SSC dated December 18, 1992, (the "Agreement"). All of the terms and conditions of your agreement, including the fee schedule, will remain in effect in accordance with the terms of the Agreement.

We believe this transaction will ensure continued excellent service to you and your shareholders. Please indicate your consent to the assignment of your agreement to DST by executing and returning the enclosed copy of this letter in the return Airborne Express envelope provided.

We would appreciate your prompt repsonse. If you have questions, please contact either of us at the numbers indicated below.

Supervised Service Company, Inc.      DST Systems, Inc.

By:  /s/ Robert W. Ciarlelli       By:  /s/ Thomas A. McCullough
   Robert W. Ciarlelli                   Thomas A. McCullough
   (816) 292-6206                        (816) 435-8656

BAYFUNDS hereby consents to the
assignment of the Agreement to
DST Systems, Inc. as described above.

by    /s/ Glen R. Johnson

Title President

Date  5/11/95

99 High Street, Suite 300 120 S. Riverside Plaza    811 Main
Boston, MA  02110-2371    Chicago, IL  60606-3908   Kansas City, MO 64105-2005